Exhibit No. 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES 7.6% LOAN GROWTH AND

THIRD QUARTER 2015 NET INCOME OF $3.3 MILLION

Q3 Highlights

•	Net income of $3.3 million
•	Net loan growth of $49.7 million
•	Return on average assets of 1.63%
•	$867 thousand negative provision for loan losses

Manitowoc, Wisconsin, October 21, 2015 – County Bancorp, Inc. (NASDAQ: ICBK) today reported third quarter 2015 net income of $3.3 million.  This represents an increase of $1.0 million compared to the net income of the third quarter of 2014.  Net income for the nine months ended September 30, 2015 was $8.1 million compared to $6.1 million for the same period in 2014.  This represents a return on average assets of 1.36% for the nine months ended September 30, 2015 compared to 1.10% for the nine months ended September 30, 2014.

“We are very pleased with our third quarter results, which were highlighted by solid loan growth quarter-over-quarter and year-over-year, primarily in the agricultural space,” said Timothy J. Schneider, President of County Bancorp, Inc. and CEO of its wholly-owned bank subsidiary, Investors Community Bank.  “Asset quality continues to improve and, despite growth in our loan portfolio, we were able to have a recovery of loan losses for the quarter.  Additionally, in this highly competitive market, we have been able to improve our net interest margin.  As a part of our strategic focus, we continue to seek talent in the business banking sector and evaluate acquisition opportunities.”

Total assets of $844.8 million at September 30, 2015 increased $63.7 million, or 8.2%, over total assets as of June 30, 2015 of $781.1 million.  Total loans increased $49.6 million, or 7.6%, to $704.0 million at September 30, 2015 from $654.4 million at June 30, 2015.

Non-performing assets decreased 31.4% to $14.2 million at September 30, 2015 from $20.7 million at September 30, 2014, and decreased 22.5% from June 30, 2015 of $18.3 million.  This improvement year-over-year was primarily due to other real estate owned, which declined from $8.1 million at September 30, 2014 to $3.0 million at September 30, 2015.  The improvement over the previous quarter was the result of a 26.0% decrease in nonaccrual loans from $15.1 million at June 30, 2015, to $11.2 million at September 30, 2015.

Net income for the quarters ended September 30, 2015 and 2014 was $3.3 million and $2.3 million, respectively.  The increase in net income of $1.0 million between the third quarters of 2014 and 2015 is primarily the result of $0.9 million recovery of loan losses recognized as a credit to income during the third quarter of 2015.  As the result of that recovery and increased net interest income, diluted earnings per share increased to $0.55 for the three months ended September 30, 2015 from $0.47 for the three months ended September 30, 2014.  Return on average assets was 1.63% for the three months ended September 30, 2015 compared to 1.22% for the three months ended September 30, 2014.  Net interest margin increased to 3.49% for the three months ended September 30, 2015 compared to 3.27% for the three months ended September 30, 2014.

Net income for the nine months ended September 30, 2015 was $8.1 million compared to $6.1 million for the nine months ended September 30, 2014.  This represents year-over-year growth of 31.8% which was primarily driven by a $2.2 million increase in net interest income and a $1.3 million recovery of loan losses, which was partially offset by an increase in income tax expense.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on Northeastern and Central Wisconsin.  Our customers are served from our full-service locations in Manitowoc and Stevens Point and our loan production offices in Darlington, Eau Claire, and Fond du Lac.

Forward-Looking Statements

This press release includes "forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Factors that may cause actual results to differ materially from those made or suggested by the forward-looking information contained in this press release include those identified in County Bancorp, Inc.’s most recent annual report on Form 10-K and subsequent SEC filings.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com

County Bancorp, Inc.

Consolidated Financial Summary (Unaudited)

For the three months ended		For the nine months ended	
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Selected Income Statement Data:				
(In thousands, except per share data)				
Net interest income	$ 6,871	$ 5,805	$ 19,261	$ 17,099
Recovery of loan losses	(867)	-	(1,325)	-
Net interest income after provision for (recovery of) loan losses	7,738	5,805	20,586	17,099
Non-interest income	1,723	1,798	5,310	5,167
Non-interest expense	4,135	4,264	12,983	12,735
Income tax expense	1,996	1,068	4,839	3,403
Net income	$ 3,330	$ 2,271	$ 8,074	$ 6,128
Return on average assets	1.63%	1.22%	1.36%	1.10%
Return on average shareholders' equity	11.32%	9.88%	9.44%	9.08%
Return on average common shareholders' equity (1)	13.58%	12.51%	11.28%	11.50%
Efficiency ratio (1)	48.42%	53.23%	51.04%	52.87%
Per Common Share Data:				
Basic	$ 0.56	$ 0.48	$ 1.37	$ 1.29
Diluted	$ 0.55	$ 0.47	$ 1.34	$ 1.26
Dividends declared	$ 0.04	$ -	$ 0.12	$ -

(1) This is a non-GAAP financial measure. A reconciliation to GAAP is included below.

	For the three months ended		For the nine months ended	
Non interest income:				
Service charges	$ 238	$ 388	$ 744	$ 559
Loan servicing fees	1,236	1,183	3,648	3,518
Loan servicing rights	(51)	84	(25)	116
Gain on sale of loans	44	69	166	251
Income on OREO	33	100	243	509
Other	223	(26)	534	214
Total	$ 1,723	$ 1,798	$ 5,310	$ 5,167
Non-interest expense:				
Employee compensation and benefits	$ 2,643	$ 2,570	$ 8,232	$ 7,628
Occupancy	100	75	260	229
Information processing	183	361	527	641
Professional fees	513	343	900	696
FDIC assessment	101	121	321	397
OREO expenses	121	192	261	686
Writedown of OREO	-	44	182	729
Net loss (gain) on OREO	(26)	173	260	235
Business development	147	203	371	402
Other	353	182	1,669	1,092
Total	$ 4,135	$ 4,264	$ 12,983	$ 12,735

Non-GAAP Financial Measures

Return on average common shareholders' equity reconciliation:				
Return on average shareholders' equity	11.32%	9.88%	9.44%	9.08%
Effect of excluding average preferred shareholders' equity	2.26%	2.63%	1.84%	2.42%
Return on average common shareholders' equity	13.58%	12.51%	11.28%	11.50%
Efficiency ratio GAAP to non-GAAP reconciliation:				
Non-interest expense	$ 4,135	$ 4,264	$ 12,983	$ 12,735
Less: net (loss)/gain on sales and write-downs of OREO	26	(217)	(442)	(964)
Adjusted non-interest expense (non-GAAP)	$ 4,161	$ 4,047	$ 12,541	$ 11,771
Net interest income	$ 6,871	$ 5,805	$ 19,261	$ 17,099
Non-interest income	1,723	1,798	5,310	5,167
Operating revenue	$ 8,594	$ 7,603	$ 24,571	$ 22,266
Efficiency ratio	48.42%	53.23%	51.04%	52.87%